Exhibit 10(1)


                          THE MEAD CORPORATION

                     CORPORATE ANNUAL INCENTIVE PLAN
                     ------------------------------
                                  1997
                                  ----

OBJECTIVE
---------
The objective of the Corporate Annual Incentive Plan is to recognize and reward Mead's key executive officers and division leaders for achieving and sustaining superior business results.

PARTICIPATION ELIGIBILITY
-------------------------
All Corporate Executives grade 23 and above, Officers of the Corporation and Division Presidents are participants in this plan.

PAYOUT ELIGIBILITY
------------------
Participants must be employees of the company, an affiliate or a subsidiary at the end of the plan year to receive payout from this plan. An appropriate proration of earned awards may be made in case of death, disability, retirement, hire or transfer during the plan year. In such cases, the incentive target will be pro-rated to reflect the months of service.

INCENTIVE TARGET
----------------
The Incentive Target for each grade is the difference between Mead's policy total cash compensation target and the midpoint. This Target will be adjusted annually, based on market total cash compensation data. In addition, the Compensation Committee may increase the incentive targets in any plan year, to reflect Mead's competitive base salary position. For the 1997 plan year, incentive targets for all grades have been increased by 3%. The current year incentive targets are shown in Attachment 1.

PAYOUT FUNDING
--------------
Payout funding under this Plan is the sum of the incentive target multiplied by the Competitive Industry Factor (CIF) to determine the final payout. The CIF is determined as:

      Competitive       =     Mead ROTC         X     Mead ROTC
                              -----------------       --------------------
      Industry Factor         All Industry ROTC       Forest Products ROTC

      ROTC = (EAT + ((1 - Tax Rate) X Current Interest Expense)) X 100
             ---------------------------------------------------
                  (Average Equity + Average Long-Term Debt)

The incentive payout is determined as:

      Incentive Payout  =     Incentive Target  X     CIF

While this formula determines an available pool of incentive dollars, allocation of incentive awards to individuals is based solely on the criteria for "Individual Payout Determination" defined in the following section.

INDIVIDUAL PAYOUT DETERMINATION
-------------------------------
Payout under this Plan for all Participants will be determined by an assessment of:

      1. Business Contract - the degree to which the Division or Corporate functional unit has achieved its operational goals and produced the expected financial results, and

      2. Stretch Goals - the establishment and progress of management objectives that demonstrate the executive's leadership through innovation, and

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      3.    Corporate Perspective - the contribution of the executive to the synergy of the corporation, in balance to his or her division or functional priorities, and

      4. Mead Values - the climate that executive fosters within his or her management team to encourage and reward others for high performance: taking risks, develop innovative ideas, make hard management decisions.

This assessment for each Participant shall be determined by the CEO. Payout for Corporate executives and officers will be determined solely on the basis of the plan; payout for Division Presidents will be based 50% on this plan and 50% on the respective division incentive plan results.

PAYOUT THRESHOLD
----------------
Senior Executives in grades 26 and above will not be eligible for payout unless Mead's annual ROTC is 5% or higher. Other participants will not be eligible for payout unless there are corporate earnings for the year.

ADMINISTRATION
--------------
The Plan is administered by the Compensation Committee of the Board. The Compensation Committee has delegated administration to the Corporate Vice President, Human Resources.

RECOMMENDATIONS AND APPROVAL
----------------------------
The Compensation Committee reviews and approves total funding and individual payouts under the plan, and the amount, use and replenishment of any reserve funds. The Compensation Committee may also determine if payout will be in cash, restricted stock, replaced with stock options, or a combination thereof.

The CEO recommends all individual payouts to the Compensation Committee of the Board of Directors for approval. Payout for the CEO and the COO is recommended to the Board of Directors by the Compensation Committee.

RESERVED RIGHTS
---------------
The Mead Corporation reserves the right to alter, amend, suspend or terminate any or all provisions of this Corporate Annual Incentive Plan, except such actions shall neither inhibit nor hinder the rights of any individual with respect to earned and credited awards which have been deferred. Designation of a position as eligible for participation neither guarantees the individual a right to an incentive payment nor a right to continued employment.

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                              Attachment 1

                     CORPORATE ANNUAL INCENTIVE PLAN
                     ------------------------------
                             PAYOUT TARGETS
                             --------------
                                  1997
                                  ----
              1997          Policy          Policy              1997 Annual
Grade       Midpoint    Annual Target     TCC Target        Incentive Target*
-----       --------    -------------     ----------        -----------------

 33         $744,864      $663,000        $1,407,900            $685,400
 32         657,144        552,500         1,209,600             572,200
 31         571,800        466,500         1,038,300             483,700
 30         498,852        382,000           880,900             397,000
 29         436,692        316,600           753,300             329,700
 28         383,868        261,700           645,600             273,200
 27         336,744        216,200           552,900             226,300
 26         294,516        178,000           472,500             186,800
 25         257,844        146,900           404,700             154,600
 24         225,348        119,000           344,300             125,700
 23         196,81         294,700           291,500             100,600
 22         175,05         673,340           248,400              78,600


*For 1997 the above Incentive Targets include an addition of 3% of Midpoint.